EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FD ASHTON PARTNERS:
Dennis Letham	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-8601	(312) 553-6716
ANIXTER INTERNATIONAL INC.
ANNOUNCES SHARE REPURCHASE PROGRAM
Glenview, IL., July 31, 2009 — Anixter International Inc. (NYSE:AXE) today announced a share repurchase program under which the Company may repurchase up to 1 million of its outstanding shares with the exact volume and timing dependent on market conditions. Anixter noted that all previously announced share repurchase programs had been completed.
Anixter currently has approximately 35.6 million shares outstanding.
About Anixter
Anixter International is a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 425,000 products and over $950 million in inventory, 3) 232 warehouses with more than 6.5 million square feet of space, and 4) locations in 270 cities in 52 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.
Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, changes in supplier sales strategies or financial viability, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, potential impairment of goodwill and risks associated with integration of acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com